Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

RehabCare Group, Inc.:

We consent to the use of our report dated February 28, 2011, with respect to the consolidated balance sheets of RehabCare Group, Inc. (RehabCare) as of December 31, 2010 and 2009, and the related consolidated statements of earnings, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in RehabCare’s Annual Report on Form 10-K for the year ended December 31, 2010 and is incorporated by reference herein and to the reference to our firm under the heading “Experts” in Kindred Healthcare, Inc.’s Form S-4, to be filed on or about March 24, 2011.

Our report covering the December 31, 2010 consolidated financial statements contains an explanatory paragraph that states that RehabCare adopted FASB Financial Accounting Standard No. 141(R), Business Combinations (included in FASB ASC Topic 805, Business Combinations), as of January 1, 2009.

/s/ KPMG LLP

St. Louis, Missouri

March 24, 2011